Exhibit 10.22

Ortho Clinical Diagnostics

Chockalingam Palaniappan

San Diego, California

Dear Palani:

The purpose of this letter is to confirm Ortho’s intent to provide you with an Enhanced Minimum Severance, based on your role as Chief Innovation Officer.

This is to confirm that we approve a minimum severance for you, should the need present itself, of twelve (12) months of your base salary. The Company will also subsidize the cost of your COBRA coverage for the same period of time (based on the current policy). Your portion of the cost of that coverage will be the same amount paid by other similarly situated active employees and will be deducted from your severance pay on a pre-tax basis. This period of subsidized coverage is considered part of your COBRA Continuation Coverage.

This minimum of 12 months will apply regardless of Ortho’s actual severance policy in place at the time of separation, provided the termination is not for cause nor due to individual performance. All other terms and conditions of the in-force Severance Pay Policy will apply, including the requirement to enter into a Separation Agreement and Release, in a form satisfactory to the Employer Company, by executing such Agreement and Release and having the Agreement and Release become effective.

Note that upon hire, your home location is Denver. In the future, to the extent that your position is required to relocate greater than 50 miles, that would trigger severance eligibility in the event you are not willing to relocate.

If you have any further questions, please contact me at 908-704-6883.

Sincerely,

/s/ Gary Passman
Gary Passman
Head of Global People & Culture

Ortho Clinical Diagnostics | 1001 US Route 202 Raritan, NJ 08869-0606